UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 7, 2011

LSI CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-10317	94-2712976
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Barber Lane
Milpitas, California 95035
(Address of principal executive offices, including zip code)

(408) 433-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2011, the Board of Directors elected Charles C. Pope to the Board.  Mr. Pope is a former Chief Financial Officer of Seagate Technology LLC.  Upon his election to the Board, Mr. Pope received an option to purchase 37,263 shares of our common stock under our 2003 Equity Incentive Plan.  The option has a seven-year term, becomes exercisable in full in six months and has an exercise price per share of $6.44.  Mr. Pope also received 9,937 restricted stock units which vest in full in one year.  He also entered into an indemnification agreement with the company, in the form of the agreements we have with our other directors.  The agreement provides for circumstances under which we will indemnify Mr. Pope and pay his expenses if he becomes involved in litigation as a result of his service with the company.  The agreement also provides a number of circumstances under which we will not indemnify him or pay his expenses pursuant to the agreement.  The benefits provided under the agreement are in addition to those provided by our bylaws.

On February 7, 2011, Matthew J. O’Rourke advised us that he would not stand for re-election as a director of the company at our 2011 annual meeting of stockholders.  He does not have any disagreements with the company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LSI CORPORATION

By:	/s/ Bryon Look
Bryon Look Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Date: February 10, 2011